Exhibit 4.6

Execution Version

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of October 1, 2013, is entered into by and among CONSTELLIUM ROLLED PRODUCTS RAVENSWOOD, LLC, a Delaware limited liability company (the “Borrower”), DEUTSCHE BANK TRUST COMPANY AMERICAS (“DBTCA”), as administrative agent and collateral agent (in such capacity and including any successors, the “Administrative Agent”) and the Lenders signatory hereto. All capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided such terms in the Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders are parties to that certain Credit Agreement, dated as of May 25, 2012, by and among Constellium Holdco II B.V., Constellium US Holdings I, LLC, the Borrower, the Administrative Agent and the Lenders from time to time party thereto (as amended by the First Amendment to Credit Agreement, dated as of January 7, 2013, as further amended by the Second Amendment to Credit Agreement, dated as of March 20, 2013, and as further amended, modified or supplemented from time to time through, but not including, the date hereof, the “Credit Agreement”);

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend certain provisions of the Credit Agreement as provided for herein; and

WHEREAS, on the terms and subject to the conditions set forth herein, the Administrative Agent and the Lenders are willing to agree to such amendments relating to the Credit Agreement;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Administrative Agent and the Lenders hereby agree as follows:

1. Amendments to the Credit Agreement.

(a) Section 1.01 of the Credit Agreement is hereby amended as follows:

(i) Clause (a) of the definition of “Applicable Margin” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

(a)(i) at all times prior to the Third Amendment Effective Date, with respect to Revolving Facility Loans, Agent Advances and Swing Line Loans, a percentage per annum equal to the rate set forth below opposite the then-applicable Average Quarterly Excess Availability for the calendar quarter immediately preceding the calendar quarter in which the date of determination falls:

Applicable Margin
Pricing Level	Average Quarterly Excess Availability	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
I	> 67%	2.00%	1.00%
II	≤ 67% but > 33%	2.25%	1.25%
III	≤ 33%	2.50%	1.50%

(a)(ii) at all times on or after the Third Amendment Effective Date, with respect to Revolving Facility Loans, Agent Advances and Swing Line Loans (whether such amounts were advanced prior to or after the Third Amendment Effective Date), a percentage per annum equal to the rate set forth below opposite the then-applicable Average Quarterly Excess Availability for the calendar quarter immediately preceding the calendar quarter in which the date of determination falls:

Applicable Margin
Pricing Level	Average Quarterly Excess Availability	Eurodollar Rate Loans and Letter of Credit Fees	Base Rate Loans
I	> 67%	1.50%	0.50%
II	≤ 67% but > 33%	1.75%	0.75%
III	≤ 33%	2.00%	1.00%

(ii) The definition of “Availability Triggering Event” is hereby amended and restated to read in its entirety as follows:

“Availability Triggering Event” shall occur at any time that (a) Availability is less than the Minimum Level 4 Availability for 5 consecutive days or (b) an Event of Default shall have occurred and be continuing. Once occurred, an Availability Triggering Event shall be deemed to be continuing until such time as (A) in the case of an Availability Triggering Event described in clause (a), Availability exceeds the Minimum Level 4 Availability for 30 consecutive days or (B) in the case of an Availability Triggering Event described in clause (b), the applicable Event of Default has been cured or waived in accordance with the terms hereof, as applicable.

(iii) The phrase “provided, however, notwithstanding the foregoing, at no time shall more than 70% of the Borrowing Base comprise amounts attributable to subclause (b)(x)(ii) above” at the end of the first paragraph of the definition of “Borrowing Base” set forth in Section 1.01 of the Credit Agreement is hereby deleted.

(iv) The definition of “Permitted Business Acquisition” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Permitted Business Acquisition” means any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) in (or that results in the Borrower or its Subsidiaries owning all or substantially all the Equity Interests in), or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), but only if: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value (as determined in good faith by the Borrower) in excess of $1,000,000, (A) the Availability, both after giving effect to such acquisition and investment and at all times during the 60 calendar days immediately prior to such assumption and investment, in each case on a Pro Forma Basis, would be, and was, greater than the Minimum Level 4 Availability or (B)(1) the Availability, both after giving effect to such acquisition and investment and at all times during the 60 calendar days immediately prior to such acquisition and investment, in each case on a Pro Forma Basis, would be, and was, greater than the Minimum Level 3 Availability and (2) the Fixed Charge Coverage Ratio, on a Pro Forma Basis both before and after giving effect to such acquisition and investment, shall not be less than 1.0:1.0; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 7.01; and (v) to the extent required by Section 6.10, any person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Borrower or Subsidiary Loan Party.

(v) The definition of “Revolving Facility Maturity Date” set forth in Section 1.01 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

“Revolving Facility Maturity Date” means October 1, 2018.

(vi) Section 1.01 of the Credit Agreement is hereby amended by inserting the following definition in appropriate alphabetical order:

“Third Amendment Effective Date” means the “Effective Date,” as defined in the Third Amendment to Credit Agreement, dated as of October 1, 2013, among the Borrower, the Administrative Agent and the Lenders party thereto.

(b) Section 2.12 of the Credit Agreement is hereby amended by amending and restating clause (a) of such Section in its entirety to read as follows:

“(a) The Borrower shall pay to the Administrative Agent for the account of each Revolving Facility Lender (other than Defaulting Lenders), in accordance with each such Lender’s Revolving Facility Percentage, a quarterly commitment fee (the “Commitment Fee”) equal to the product of (i) the average daily Unutilized Commitments during each calendar quarter (or, in the case of the first calendar quarter ending after the Closing Date, during the period from the Closing Date to the end of such calendar quarter), multiplied by (ii)(A) 0.25% per annum (with respect to each such period during which (x) the average daily Unutilized Commitments during such period divided by (y) the average daily Revolving Credit Commitments for such period is less than 50%), or (B) 0.375% per annum (with respect to each such period during which (x) the average daily Unutilized Commitments during such period divided by (y) the average daily Revolving Credit Commitments for such period is greater than or equal to 50%), in each case subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the aggregate Commitments for purposes of determining the Commitment Fee. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).”

(c) Section 6.14 of the Credit Agreement is hereby amended by amending and restating clause (a) of such Section in its entirety to read as follows:

“(a) Provide, or cause to be provided, to the Administrative Agent, a Borrowing Base Certificate (i) on or before the tenth (10th) Business Day of each calendar month for the preceding calendar month-end, (ii) during the continuance of an Availability Triggering Event, on each Friday (with respect to the week ending the previous Friday) or any later date approved by the Administrative Agent in its sole discretion, and (iii) if, on any date, the average per unit market value of Eligible Inventory has declined by more than 20% from that reported on the then most recently delivered Borrowing Base Certificate (as reasonably determined by the Administrative Agent or the Borrower), within three Business Days after such date, in each case in form reasonably satisfactory to the Administrative Agent and containing the information identified in Schedule 6.14. If any of the Loan Parties’ records or reports of the Collateral required to be delivered pursuant to this Agreement or any other Loan Document are prepared by an accounting service or other agent, each Loan Party hereby authorizes such service or agent to deliver such records or reports to the Administrative Agent, for distribution to the Lenders. Without limiting the foregoing, the Borrower may, at or prior to the closing of a Permitted Business Acquisition (but subject to any review of the acquired Borrower’s Eligible Accounts and Eligible Inventory as required by the definitions of such terms), deliver a revised Borrowing Base Certificate showing the Borrowing Base on a Pro Forma Basis after giving effect to such acquisition, which would be effective for purposes of Borrowing as of the time of the closing of such Permitted Business Acquisition and, for the avoidance of doubt, demonstrating compliance with the requirements of clause (iii) of the definition thereof. The Borrower shall be permitted upon notice of such election to the Administrative Agent to deliver an updated Borrowing Base Certificate more frequently than monthly (as specified in such notice); provided that in such case, the Borrower shall, for the immediately following 90 days, deliver an updated Borrowing Base Certificate with the same frequency as the frequency specified in such notice.

(d) Section 7.06 of the Credit Agreement is hereby amended by amending and restating clause (m) of such Section in its entirety to read as follows:

“(m) the Borrower may make any Restricted Payment; provided that (I) no Event of Default shall have occurred and be continuing or would result therefrom, and (II)(x) the Availability, both after giving effect to such Restricted Payment and at all times during the 60 calendar days immediately prior to such Restricted Payment, in each case on a Pro Forma Basis, would be, and was, greater than the Minimum Level 5 Availability or (y)(1) the Availability, both after giving effect to such Restricted Payment and at all times during the 60 calendar days immediately prior to such Restricted Payment, in each case on a Pro Forma Basis, would be, and was, greater than the Minimum Level 4 Availability and (2) the Fixed Charge Coverage Ratio, on a Pro Forma Basis both before and after giving effect to such Restricted Payment, shall not be less than 1.1:1.0.”

(e) Section 7.09 of the Credit Agreement is hereby amended by amending and restating clause (b)(i) of such Section in its entirety to read as follows:

“(b)(i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness which by its terms is subordinated in right or payment to the ABL Credit Obligations and which Indebtedness is incurred pursuant to Section 7.01(k), any subordinated Permitted Refinancing Indebtedness in respect of the foregoing, any preferred Equity Interests or any Disqualified Stock (each of the foregoing, a “Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings with the proceeds of Permitted Refinancing Indebtedness, (B) payments of (x) regularly scheduled interest of any Junior Financing and (y) other than with respect to any subordinated Indebtedness incurred pursuant to Section 7.01(k) or (r), principal on the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by the Holdcos from the issuance, sale or exchange by the Holdcos (or any Parent Entity) of Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of the Holdcos or any Parent Entity and (E) so long as (I) no Default or Event of Default has occurred and is continuing or would result therefrom, and (II) (x) the Availability, both after giving effect to such payment or distribution and at all times during the 60 calendar days immediately prior to such payment or distribution, in each case on a Pro Forma Basis, would be, and was, greater than the Minimum Level 5 Availability or (y)(1) the Availability, both after giving effect to such payment or distribution and at all times during the 60 calendar days immediately prior to such payment or distribution, in each case on a Pro Forma Basis, would be, and was, greater than the Minimum Level 4 Availability and (2) the Fixed Charge Coverage Ratio, on a Pro Forma Basis both before and after giving effect to such payment or distribution, shall not be less than 1.1:1.0, payments or distributions in respect of Junior Financings prior to their scheduled maturity date; or”

2. Conditions to Effectiveness. This Amendment shall become effective upon the date hereof only upon the satisfaction of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Effective Date”):

(a) The Administrative Agent (or its counsel) shall have received either (i) a counterpart of this Amendment signed on behalf of the Borrower and each Lender or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Amendment) that the Borrower and each Lender have signed a counterpart of this Amendment.

(b) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the Effective Date before and after giving effect to the amendments contemplated hereunder, as though made on and as of the Effective Date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(c) The Administrative Agent shall have received (i) an amendment fee, for the account of each Lender party to this Amendment, in an amount equal to 0.20% of the outstanding principal amount of such Lender’s Revolving Facility Loans under the Credit Agreement and (ii) all fees and other amounts previously agreed in writing by the Administrative Agent, and the Borrower to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid.

(d) At the time of and immediately after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing.

3. Miscellaneous Provisions.

(a) This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provisions of the Credit Agreement or any other Loan Document. Except as specifically set forth above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(b) This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered (including by facsimile or electronic transmission) shall be an original, but all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Borrower and the Administrative Agent.

(c) THIS AMENDMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

(d) From and after the Effective Date, all references in the Amended and Restated Credit Agreement and in each of the other Loan Documents to the “Credit Agreement” or the “Loan Documents” shall be deemed to be references to the “Credit Agreement” and other Loan Documents as amended, amended and restated, supplemented or otherwise modified hereby. This Amendment shall constitute a Loan Document for all purposes under the Amended and Restated Credit Agreement and each of the other Loan Documents.

(e) This Amendment shall be binding upon and inure to the benefit of the Borrower and the other Loan Parties and each of their respective successors and assigns, and upon the Administrative Agent and the Lenders and their respective successors and assigns.

(f) Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment as of the date first above written.

CONSTELLIUM ROLLED PRODUCTS
RAVENSWOOD, LLC,
As Borrower

By:	/s/ Derrick A. Dond
	Name:	Derrick A. Dond
	Title:	CFO

[Signature Page to Third Amendment]

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

By:	/s/ Marcus M. Tarkington
Authorized Signatory
Marcus M. Tarkington
Director

By:	/s/ Michael Winters
Authorized Signatory
Michael Winters
Vice President

[Signature Page to Third Amendment]

Deutsche Bank Trust Company Americas,
as a Lender

By:	/s/ Marcus M. Tarkington
	Name:	Marcus M. Tarkington
	Title:	Director

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

JPMORGAN CHASE BANK, N.A.		,
as a Lender

By:	/s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

Goldman Sachs Bank USA		,
as a Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

BARCLAYS BANK PLC,
as a Lender

By:	/s/ Christopher R. Lee
Name: Christopher R. Lee
Title: Assistant Vice President

Webster Business Credit Corporation,
as a Lender

By:	/s/ Kevin G. Coleman
Name: Kevin G. Coleman
Title: Vice President